Exhibit 10.1

December 30, 2024

Jim Whitlinger
*address redacted*
Dear Jim,
On behalf of the hiring team, congratulations on your selection as Executive Vice President & Chief Financial Officer reporting to Chief Executive Officer, Diana Reid, effective January 1, 2025.
We value your experience, skills, and contributions in service to our mission of making home possible. As we continue our efforts to build a better Freddie Mac and a better housing finance system, you’re the right person, right now to help us succeed. We look forward to seeing you build upon your many talents and diversifying your experiences on this next step of your career journey.
Below is an outline of the terms and conditions of your employment with us, including your compensation, which was approved by the Compensation and Human Capital Committee of the Board of Directors and by the Federal Housing Finance Agency (the “FHFA”).
Compensation:
Your target total direct compensation (“Target TDC”) will be $2,400,000. Your Target TDC will consist of two components – Base Salary and Deferred Salary – that are both paid in cash and are summarized below.
Base Salary – The annualized amount of your Base Salary will be $600,000.
Deferred Salary – The annualized amount of your Deferred Salary will be $1,800,000 and is comprised of two components noted below, which are earned in each quarter and paid in the corresponding quarter of the following calendar year.
◦At-Risk Deferred Salary – This portion of your Deferred Salary is equal to thirty percent (30%) of your Target TDC, or $720,000, up to half of which may be reduced based on the company’s performance against objectives established by FHFA and up to half of which may be reduced based on both the company’s performance against corporate objectives and your performance against individual objectives.
◦Fixed Deferred Salary – This portion of your Deferred Salary is equal to your Target TDC less your Base Salary and At-Risk Deferred Salary and is equal to $1,080,000.
General Terms and Conditions:
Executive Management Compensation Program Your compensation continues to be governed by the Executive Management Compensation Program.

Jim Whitlinger
December 30, 2024
Restrictive Covenant and Confidentiality Agreement You continued to be bound by the terms of the Restrictive Covenant and Confidentiality Agreement, which describes post-employment, non-competition and non-recruitment restrictions as well as restrictions concerning treatment of confidential information.
Recapture and Forfeiture Agreement You continued to be bound by the terms of the Recapture and Forfeiture Agreement, which describes the circumstances under which certain compensation is subject to repayment and/or forfeiture.
FHFA’s Review and Approval Authority Notwithstanding FHFA’s approval of your compensation and any provision of this letter, any compensation paid or to be paid during or after your employment remains subject to any withholding, escrow or prohibition consistent with FHFA’s authority pursuant to the Federal Home Loan Corporation Act, as amended, or the Federal Housing Enterprise Financial Safety and Soundness Act of 1992, as amended.
Outside Activities and Family Member Activities During your employment with us, you agree to devote substantially all your time, attention, energies to our business, and to not be engaged in any other business activity unless permitted under our Outside Activities and Family Member Activities policy. This restriction will not prevent you from devoting a reasonable amount of time to charitable or public interest activities or from making passive investments of your assets in such form or manner as you desire, consistent with Freddie Mac’s Employee Trading policy, and except as provided herein.
Employment At-Will Your employment continues to be "at-will" and not for a fixed term. No statement, whether written or verbal, by Freddie Mac or any of its officers, employees or representatives may in any way modify, alter, or change the "at-will" nature of your employment. You and Freddie Mac each retain the right to terminate your employment at any time, for any reason or no reason.
Please confirm that the terms and conditions in this letter conform to your understanding by returning a signed copy of this letter.
Again, congratulations Jim!

Sincerely,
Michele Espada
VP, Talent

Signature: /s/ James Whitlinger             Date: 1/2/2025

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